Exhibit 10.3

CONSULTING AGREEMENT dated as of November 6, 2006, between Oxis International, Inc., a Delaware corporation (the “Company”), and John E. Repine, M.D. (the “Consultant”).

The Company desires to retain the Consultant to perform consulting services in the field of antioxidant and inflammation research for the Company, and the Consultant desires to perform such consulting services for the Company, in each case, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1. Retention of Consultant. The Company hereby retains the Consultant as a consultant, and the Consultant hereby accepts such retention by the Company, upon the terms and conditions hereinafter set forth. The Consultant shall perform all such services as an independent contractor to the Company and not as an employee, agent or representative of the Company.

2. Term. The retention of the Consultant hereunder shall be for a period commencing as of October 15, 2006 (the “Commencement Date”) and ending on October 15, 2009 or such earlier date provided in this Section 2. This Agreement shall automatically terminate prior to such date upon the first to occur of (i) the death or disability of the Consultant, (ii) the resignation by the Consultant following the delivery by him to the Company of ten days’ advance written notice of such resignation or (iii) termination by the Company following the delivery to the Consultant of 60 days’ advance written notice from the Company’s Board of Directors of its intention to terminate the Agreement. The period commencing on the Commencement Date and ending on the date of termination of the Consultant’s retention hereunder shall be called the “Term”.

3. Duties. During the Term, the Consultant shall advise the Company concerning matters of antioxidant and inflammation research and potential acquisitions (including products/compounds/intellectual property as well as companies), and product research and development. The Consultant shall also advise the Company regarding the development and establishment of reference labs for oxidative stress and inflammatory reactions. For each such matter, the Consultant will initiate his advisory services only after being requested to do so by the Chief Executive Officer of the Company (the “CEO”). At the outset of each project, the CEO will define its scope and timing. The Consultant shall report directly to, and shall reasonably update, the CEO or his designee on the status of each project, and shall reasonably coordinate his efforts with members of management and other consultants to the Company.

4. Time to be Devoted to Services. During the Term, the Consultant shall not be required to devote any specified amount of time to the provisions of services hereunder and shall only be required to devote such reasonable amount of time to the business of the Company as the Consultant shall reasonably determine to be necessary to fulfill his duties hereunder.

5. Compensation. The Company shall pay to the Consultant a consulting fee of $36,000 per annum. The consulting fee initially will be payable quarterly in advance in the form of the Company’s common stock (“Common Stock”), at a price equal to 85% of the “Market Price” for the Company’s common stock, which shall equal the average of the closing prices for the five trading days prior to the date that the issuance is authorized by the Board of Directors. In lieu of receiving Common Stock for such payments, the Consultant may elect to receive that number of ten year Warrants (with cashless exercise provisions) equal to 1.5 times the number of shares of Common Stock that would otherwise be received, at an exercise price equal to the Market Price. The first installment, representing $9,000 of the annual consulting fee, and payable at the Consultant’s election either in the shares of Common Stock of form of warrants described in the foregoing sentence, will be paid promptly after the determination of the Market Price, and thereafter, will be paid on the dates that are three months, six months and nine months from the date hereof, and quarterly thereafter for the duration of the Term. Notwithstanding the foregoing, once the Company has raised at least $2.5 million in one or more financings (equity, debt or convertible debt, in addition to the financing closed on October 27, 2006) or in a strategic transaction (a “Qualifying Financing”), the consultant may elect, at any time, in lieu of receiving a quarterly issuance of stock (or warrants in lieu thereof), to receive his consulting fee in cash, payable quarterly. All shares of Common Stock issuable to the Consultant under this Agreement (if not otherwise registered pursuant to an existing stock option plan covered by a registration statement on Form S-8), or upon the exercise of the warrants to be issued in lieu thereof, shall have the benefit of piggyback registration rights, pursuant to a Registration Rights Agreement to be executed by the Company and the Consultant (the “Registration Rights Agreement”); provided, however, that the failure to execute such a Registration Rights Agreement shall not limit the Consultant’s piggyback registration rights hereunder.

6. Bonus Awards. During the Term, the Consultant shall be eligible to annual and special bonuses based upon the attainment of agreed upon goals and milestones as determined by the CEO, relating to special contributions made by the Consultant to the Company’s business, product development and intellectual property. Each bonus payable hereunder shall be paid in cash, although at the Consultant’s sole option, such bonus may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrants to be issued in lieu of the number of shares of Common Stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to the Consultant of the particular bonus (which shall also be the exercise price of the warrants, if the Consultant elects to receive warrants). The Consultant shall make his election no more than ten (10) days following notification by the Company of a bonus award, and the failure to make timely election shall mean that the Consultant shall receive the bonus in the form of cash.

7. Stock Options. As soon as practicable following execution of this Agreement, the Consultant shall be granted ten-year options for the purchase of up to 200,000 shares (the “Initial Option Grant”) of Common Stock under the Company’s existing stock option plan (the “Plan”). The terms of the grant, including the vesting schedule and exercise price of the Initial Option Grant, shall be as set forth in a separate option agreement executed by and between the parties and will provide, among other things, (i) for cashless exercise provisions and (ii) for the vesting of 100,000 options in four equal quarterly installments commencing on the date that is three months from the Commencement Date and every three months thereafter, (iii) for the vesting of the remaining 100,000 options in eight quarterly installments over the subsequent two years and (iv) for an exercise price equal to the average of the closing bid and asked prices for the Common Stock on the trading day immediately prior to the date hereof. Subsequent stock option grants will be determined annually by the Company’s Board of Directors (the “Board”) and its Compensation Committee. During the Term, the Consultant will be deemed to be an employee of the Company for the purpose of his existing stock options, including those granted pursuant to Sections 7 and 8 hereof.

8. Sign On Bonus. As a sign-on bonus and as soon as practicable following execution of this Agreement, the Company shall issue to the Consultant an additional ten-year option under the Plan for the purchase of up to 200,000 shares (the “Sign On Option Grant”). The terms of the grant, including the vesting schedule and exercise price of the Sign On Option Grant, shall be as set forth in a separate option agreement executed by and between the parties and will provide, among other things, (i) for cashless exercise provisions, and (ii) for an exercise price equal to the average of the closing bid and asked prices for the Common Stock on the trading day immediately prior to the Commencement Date. The options issued under this Section 8 will vest monthly in six equal installments, commencing on the date that is 30 days after the Commencement Date, through the 180th day after the Commencement Date.

9. Business Expenses: Benefits. The Company shall reimburse the Consultant in cash, in accordance with its practice from time to time, for all reasonable and necessary travel, entertainment and other expenses and other disbursements incurred by the Consultant for or on behalf of the Company in the performance of the Consultant’s duties hereunder. The Consultant shall provide such appropriate documentation of expenses and disbursements as may from time to time be required by the Company.

The Company shall have no obligation to provide any benefits to Consultant, including without limitation, any health, life or disability benefits.

10. Indemnification; Insurance. The Company will indemnify the Consultant for his actions in the capacity as a consultant hereunder (other than resulting from his gross negligence or willful misconduct) and as a director of the Company and any of its subsidiaries to the full extent permitted by law and as provided in the Company’s Certificate of Incorporation and by-laws. The Company also will include the Consultant on its existing Directors and Officers liability insurance policy, which the Company represents is for a customary amount for similar public companies in the life sciences industry.

11. Additional Payments and Stock Issuances. The Company agrees whenever it makes any payment of cash to the Consultant hereunder (other than for the reimbursement of expenses), it will simultaneously pay to University Physicians Inc., 13611 East Colfax Avenue, Aurora, CO 80011 (“UPI”) a cash payment equal to 13.5% of the cash paid to the Consultant, and that whenever the Company grants a stock option to the Consultant, it will simultaneously grant to UPI an award for 10% of the number of options awarded to the Consultant, at the same exercise price and subject to the same rights, terms and conditions as the option grant awarded to Consultant (including, without limitation, exercise price, vesting provisions, cashless exercise rights and piggyback registration rights). UPI shall be a third party beneficiary of this Section 11.

12. Termination Payments. If the Company terminates this Agreement pursuant to Section 2(iii) without Cause after the six month anniversary of the date of this Consulting Agreement, Consultant shall receive an amount equal to twelve (12) months of the consulting fee for the then current Term in a lump sum payment, and all outstanding stock options shall become fully vested and the warrants vested as of the date of termination and the stock options shall remain exercisable through their respective expiration dates. If the Company terminates this Agreement pursuant to Section 2(iii) without Cause prior the six month anniversary of the date of this Consulting Agreement, Consultant shall be paid any expenses due to him and all vested stock options and warrants shall remain exercisable through their respective expiration dates. “Cause” shall mean means (i) willful malfeasance or willful misconduct by the Consultant in connection with the performance of his duties hereunder; (ii) the Consultant’s gross negligence in performing any of his duties under this Agreement; (iii) the Consultant’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any felony; (iv) the Consultant’s habitual drunkenness or use or possession of illegal drugs while performing his duties under this Agreement or excessive absenteeism not related to illness; (v) the Consultant’s material breach of any written policy applicable to all employees and consultants adopted by the Corporation; or (vi) material breach by the Consultant of any of his agreements in this Agreement having a material detrimental impact on the Corporation after written notice and a reasonable opportunity to cure of not less than 30 days.

If the Company terminates this Agreement pursuant to Section 2(iii) for Cause (other than pursuant to Section 8(a)(vi), for which the notice requirement is 30 days), the Company will only be required to give ten (10) days’ prior notice, and in such event the Consultant shall not be entitled to any further payments of his consulting fee hereunder, and any unexercised stock options shall expire.

If the Consultant resigns pursuant to Section 2(ii), for whatever reason, or dies or becomes disabled, the Consultant (or his estate) shall not be entitled to any further payments of his consulting fee hereunder, all unvested stock options and warrants shall expire, and all vested stock options and warrants shall remain exercisable until their respective expiration dates. “Disability” shall mean the Consultant’s incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine-month period). During a period of Disability, the Consultant shall continue to receive his consulting fee hereunder.

13. Corporate Opportunities; Intellectual Property.

(a) The Consultant acknowledges that by virtue of his efforts as a consultant hereunder to the Company and as a director, he may become aware of confidential information identified as such in writing by the Company relating to the Company’s business opportunities and potential acquisitions of companies and or technologies/compounds (“Confidential Information”), and that he will not, during the Term and for a period of 6 months thereafter (the “Restricted Period”), directly or indirectly use any such Confidential Information for his own benefit or for the benefit of any third person other than the Company or its affiliates or enter into or negotiate a transaction with any person that was the subject of the Company’s business opportunity or potential acquisition without the prior written approval of the Company or following an express decision by the CEO or the Board not to pursue the specific business opportunity or potential acquisition. The foregoing limitation shall not apply to the Consultant after the end of the Restricted Period. The restrictions set forth in this Section 12 are in addition to any of Consultant’s fiduciary obligations to the Company by virtue of his being a director of the Company.

(b) Notwithstanding the foregoing, the Company acknowledges that the Consultant may pursue his own independent business interests and activities during the Restricted Period, including those relating to life sciences and medical technologies. Such business interests and activities include, without limitation, those identified on Schedule A annexed hereto, which the Company acknowledges are not business opportunities of the Company and, therefore, which may be pursued by the Consultant on his own or in association with others independently of the Company during the Restricted Period. The Consultant is under no obligation hereunder to identify specific potential business opportunities or acquisitions for the Company. However, once the Consultant informs the Company of a potential opportunity during the Term (other than those set forth on Schedule A), he may not independently pursue that opportunity during the Restricted Period without the prior written approval of the Company or following an express decision by the CEO or the Board not to pursue the specific business opportunity or potential acquisition.

(c) Any material or other work which may be subject to copyright or patent, and which is conceived, derived, made or written by the Consultant in connection with the Confidential Information shall be deemed a “work for hire,” (and is herein referred to as a “Development”). As between the Consultant and the Company, Consultant acknowledges that all Developments will be the sole and exclusive property of the Company and shall also be deemed Confidential Information under this Agreement. The Consultant further acknowledges the Company may in turn negotiate with any third party regarding their respective ownership rights to such Developments. The Consultant shall execute such documents as may be necessary to vest in the Company or any third party, if applicable, all right, title and interest in and to the Developments. The Company (or a third party, if applicable) will pay all costs and expenses associated with any applications and the transfer of title to Developments, including paying the Consultant’s reasonable attorneys’ fees for reviewing such documents and instruments presented for execution.

(d) Notwithstanding the foregoing, the assignment by the Consultant to the Company (or a third party, if applicable) of Developments, as well as the right to apply for and obtain patents and/or registered copyrights on the same, shall be expressly limited to those specifically involving the Confidential Information relating to such projects as mutually agreed upon by the parties hereto, and shall specifically not include (i) any right, license or interest of the Company to general concepts, formats, methods, testing techniques, study designs, computer software or other procedures utilized or designed by the Consultant in performing his duties hereunder, or any general inventions, discoveries, improvements, or copyrightable materials relating thereto, nor (ii) any patentable or copyrightable materials which can be shown by competent proof not to concern the subject matter of the Confidential Information, or, which predate this Agreement or the Consultant’s receipt of the Confidential Information, or (iii) any intellectual property relating to the Consultant’s current activities identified on Schedule A.

(e) The Consultant agrees that this Section 12 may be enforced by the Company by injunction, or other equitable relief, without prejudice to any other rights and remedies that the Company may have under this Agreement and without the posting of any bond.

14. Legal Expenses. The costs of the Consultant’s counsel, Adam Eilenberg, related to the negotiation, preparation and review of this Agreement, up to $2,500, shall be paid by the Corporation, in the form of shares of Common Stock, based on a price equal to 85% of the Market Price and shall be issued to Adam Eilenberg. Any shares issued pursuant to the foregoing sentence shall have the same registration rights as those being provided to Consultant hereunder and pursuant to the Registration Rights Agreement.

15. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to:

OXIS International, Inc.
323 Vintage Park Drive, Suite B
Foster City, California 94404
Attention: Chairman of the Board

if to the Consultant, to:

John E. Repine, M.D.
c/o Webb-Waring Institute
Box c322
4200 E. Ninth Avenue, Denver, CO 80262

with a copy to:

John E. Repine, M.D.
70 Cherry Hills Farm Drive
Englewood, CO 80113

or to such other address as the party to whom notice is to be given may have furnished to the other party or parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received in the case of personal delivery, on the date of such delivery, in the case of nationally-recognized overnight courier, on the next business day after the date when sent, in the case of telecopy transmission, when received, and in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

16. Binding Agreement; Benefit. Subject to Section 20, the provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the parties.

17. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California (without giving effect to principles of conflicts of laws).

18. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other breach.

19. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties with respect thereto. This Agreement may be amended only by and agreement in writing signed by the parties.

20. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21. Assignment. This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Company may assign this Agreement to any of its subsidiaries.

22. Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Consulting Agreement as of the date first written above.

                            OXIS INTERNATIONAL, INC.

                            By: /s/ Marvin S. Hausman, M.D.
                              Name:  Marvin S. Hausman, M.D.
                       Title:  President & Chief Executive Officer

                                                                                            /s/ John E. Repine, M.D.
                                                    John E. Repine, M.D.

SCHEDULE A

EXISTING BUSINESS INTERESTS AND ACTIVITIES OF THE CONSULTANT

1. Use of Near-Infrared Spectrometry technique to non-invasively measure factors that predict and reflect changes in Diabetes, ARDS and other disorders.

2. Development of intellectual property of ways to treat age-related macular degeneration.

3. Development of CD40 T Cell diagnostics and therapeutics

4. Development of biomarker microarrays to predict the acute respiratory distress syndrome (ARDS) and of proprietary elastase inhibitors to prevent ARDS.

5. Development of novel glucose molecules for nutritional and therapeutic purposes.